Exhibit 99.1

Manitex International, Inc. Reports Record Third Quarter 2012 Results

Revenues Increase 44% to $53.4 Million

Net Income Increases 145% to $2.5 Million, or $0.21 in EPS

2012 Year-to-Date Performance Surpasses Full Year 2011 Results

Bridgeview, IL, November 8th, 2012—Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck and rough terrain cranes, rough terrain forklifts, special mission oriented vehicles, container handling equipment and specialized engineered trailers today announced third quarter 2012 results.

Third Quarter 2012 Financial Highlights:

•	Net revenues rose 44% to a record $53.4 million, compared to the prior year’s quarter of $36.9 million

•	Net income of $2.5 million, or $0.21 in EPS (earning per share) increased 145% compared to the prior year’s quarter of $1.0 million and $0.09 per share.

•	EBITDA (1) increased 70% to $5.3 million, equaling 10% of sales, compared to $3.1 million or 8.5% for the third quarter of 2011.

•	Repaid $3.8 million of long term debt from net proceeds of 500,000 share equity raise

•	Consolidated backlog of $125.8 million as of September 30, 2012 represents a 50% year to date increase and is 99% higher than the comparable quarter’s backlog a year ago.

Chairman and Chief Executive Officer, David Langevin, commented, “Our third quarter results for sales, net income and EBITDA are quarterly records for our company and in our first nine months, we’ve significantly exceeded the results of all of 2011. These results, despite serious uncertainty in the broader markets, reflect a well-focused strategy and execution commitment from each of our operating teams. During the quarter we took several more steps to position ourselves for long-term sustained performance including a 57% reduction in our long term, acquisition related, debt and the introduction of a new 15 ton crane targeted for the refining, steel and certain industrial niches. As we go forward, we will continue to focus on expanding our sales, cost reduction, quality control, and introducing new products which serve our customers’ needs.”

Third quarter 2012 revenues of $53.4 million increased $16.4 million or 44% from the third quarter of 2011 resulting from production increases at several facilities implemented in response to the higher levels of demand experienced over the past nine months. Consistent with the business mix in the first half of the year, Manitex boom trucks were responsible for over 80% of the increase where the higher tonnage and higher reach boom trucks for the energy and power line construction sectors continue to represent the principal product in demand. The remaining significant increases in year over year quarterly revenues were generated by specialized material handling products, and Load King trailers, which were driven by strong end user demand in the energy sector. Local currency sales of CVS specialized port and container handling equipment increased on a year over year quarterly basis by approximately 18%, driven by international sales. However this was offset by an 11% strengthening of the dollar over the period.

— more —

Net income for the third quarter 2012 of $2.5 million or $0.21 per share was an increase of $1.5 million, (145%) or $0.12 per share, over the third quarter of 2011. The 44% year over year improvement in revenue resulted in an increase in gross profit of $3.0 million, which was partially offset by additional expenditures for R&D of $0.2 million and SG&A of $0.6 million. The increase in R&D expenditure related to new products to be launched in quarter four 2012 and in 2013. The increase in SG&A reflects the impact of increased sales related costs from expansion of our sales organization, commissions and increased performance related compensation. As a percent of revenue, SG&A expense declined by 310 basis points to 10.8% of revenues compared to the third quarter of 2011, resulting in EBITDA margin of 10%, the highest the company has ever seen.

Andrew Rooke, Manitex International President and Chief Operating Officer, commented, “The third quarter was another solid step towards achieving a year of significantly increased revenue, income and cash flow growth as we continued to execute our strategy. Our operating leverage allowed us to convert revenue growth of 44% to net income growth of 145% and generate EBITDA margins of 10%, driven by planned output expansion to accommodate increased end user demand for our innovative products. Our investment in R&D, which is up 36% over the quarter and 71% year to date, has resulted in several well received new products which we anticipate will fuel additional growth opportunities next year. With the objective of funding future growth and managing risk, we continue to strengthen our balance sheet, and in the quarter repaid long term acquisition related debt of $3.8 million. As at September 30, 2012, this has contributed to two of our key balance sheet ratios improving on prior quarters, with our debt to trailing twelve month EBITDA ratio at 2.8 times, and our interest cover ratio at a strong 6.8 times.”

Outlook

Mr. Langevin continued, “We expect sales for the year 2012 to be slightly greater than $200 million, which would represent 40% growth over last year, with EPS and EBITDA growing by approximately 175 % and 65% respectively for the year. These increases, particularly, when considering that our macro-economic environment remains cautious, would represent clear execution of our long-term operating and strategic objectives, and gives us confidence for continued growth moving forward into 2013.

(1)

EBITDA and adjusted net income are non-GAAP (generally accepted accounting principles in the United States of America) financial measures. These measures may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

Conference Call:

Management will today host a conference call at 4:30 p.m. Eastern Time to discuss the results with the investment community. Anyone interested in participating should call 1-877-941-4774 if calling within the United States or 480-629-9760 if calling internationally. A replay will be available until November 15, 2012, which can be accessed by dialing 1-877-870-5176 if calling within the United States or 858-384-5517 if calling internationally. Please use passcode 4572562 to access the replay.

The call will also be accompanied by a webcast over the Internet with slides, which are also accessible at the Investor Relations section of the Company’s corporate website at www.manitexinternational.com.

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, reach stackers and associated container handling equipment, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support.

Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Additionally, Badger Equipment Company, a subsidiary located in Winona, Minnesota, manufactures specialized rough terrain cranes and material handling products. Badger primarily serves the needs of the construction, municipality, and railroad industries. Our Italian subsidiary, CVS Ferrari, srl, designs and manufactures a range of reach stackers and associated lifting equipment for the global container handling market, which is sold through a broad dealer network. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications. Our subsidiary, Manitex Load King located in Elk Point, South Dakota is a manufacturer of specialized engineered trailers and hauling systems, typically used for transporting heavy equipment.

Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, and our own Manitex product line. Crane and Machinery provides aftermarket service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. The division also provides a wide range of used lifting and construction equipment of various ages and conditions, and has the capability to refurbish the equipment to the customer’s specifications.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact
Manitex International, Inc.	Hayden IR
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	646-415-8972
djlangevin@manitexinternational.com	peter@haydenir.com

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	Unaudited	Unaudited	Unaudited	Unaudited
Net revenues	$53,380	$36,942	$148,725	$105,730
Cost of sales	42,570	29,118	118,583	83,969

Gross profit	10,810	7,824	30,142	21,761
Operating expenses
Research and development costs	601	442	1,920	1,123
Selling, general and administrative expenses	5,742	5,149	17,039	14,912

Total operating expenses	6,343	5,591	18,959	16,035

Operating income	4,467	2,233	11,183	5,726
Other income (expense)
Interest expense	(578)	(653)	(1,845)	(1,924)
Foreign currency transaction (losses) gains	5	(15)	(89)	33
Other (expense) income	(77)	1	2	18

Total other expense	(650)	(667)	(1,932)	(1,873)

Income before income taxes	3,817	1,566	9,251	3,853
Income tax	1,313	546	3,188	1,362

Net income	$2,504	$1,020	$6,063	$2,491

Earnings Per Share
Basic	$0.21	$0.09	$0.51	$0.22
Diluted	$0.21	$0.09	$0.51	$0.22
Weighted average common shares outstanding
Basic	12,140,674	11,409,533	11,845,729	11,407,296
Diluted	12,148,776	11,454,012	11,854,322	11,545,623

MANITEX INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share amounts)

	September 30, 2012	December 31, 2011
	Unaudited	Unaudited
ASSETS
Current assets
Cash	$3,305	$71
Trade receivables (net)	33,087	23,913
Accounts receivable finance	305	394
Other receivables	2,808	2,284
Inventory (net)	60,506	42,307
Deferred tax asset	923	923
Prepaid expense and other	2,516	1,317

Total current assets	103,450	71,209

Accounts receivable finance	336	557
Total fixed assets (net)	10,273	11,017
Intangible assets (net)	18,587	20,153
Deferred tax asset	1,391	3,238
Goodwill	15,266	15,267
Other long-term assets	134	150

Total assets	$149,437	$121,591

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable—short term	$5,747	$5,349
Current portion of capital lease obligations	1,051	634
Accounts payable	29,567	18,421
Accounts payable related parties	583	470
Accrued expenses	6,091	4,946
Other current liabilities	1,616	357

Total current liabilities	44,655	30,177

Long-term liabilities
Revolving term credit facilities	32,549	25,874
Deferred tax liability	4,825	4,825
Notes payable	2,675	6,335
Capital lease obligations	4,282	4,035
Deferred gain on sale of building	2,123	2,408
Other long-term liabilities	1,120	1,143

Total long-term liabilities	47,574	44,620

Total liabilities	92,229	74,797

Commitments and contingencies
Shareholders’ equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding at September 30, 2012 and December 31, 2011	—	—
Common Stock—no par value, 20,000,000 shares authorized, 12,227,631 and 11,681,051 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	52,760	48,571
Warrants	—	232
Paid in capital	1,156	1,098
Retained earnings (deficit)	2,664	(3,368)
Accumulated other comprehensive income	628	261

Total shareholders’ equity	57,208	46,794

Total liabilities and shareholders’ equity	$149,437	$121,591

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands, except for share amounts)

	Nine Months Ended September 30,
	2012	2011
	Unaudited	Unaudited
Cash flows from operating activities:
Net income	$6,063	$2,491
Adjustments to reconcile net income to cash used for operating activities:
Depreciation and amortization	2,672	2,518
Changes in allowances for doubtful accounts	2	(19)
Changes in inventory reserves	128	210
Deferred income taxes	1,849	917
Stock based deferred compensation	204	95
Loss (gain) on disposal of fixed assets	(113)	32
Reserves for uncertain tax provisions	6	8
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(9,631)	(3,676)
(Increase) decrease in accounts receivable finance	307	—
(Increase) decrease in inventory	(17,857)	(8,913)
(Increase) decrease in prepaid expenses	(1,190)	310
(Increase) decrease in other assets	16	(63)
Increase (decrease) in accounts payable	11,175	1,756
Increase (decrease) in accrued expense	1,126	(59)
Increase (decrease) in other current liabilities	1,257	(81)
Increase (decrease) in other long-term liabilities	(29)	—

Net cash used for operating activities	(4,015)	(4,474)

Cash flows from investing activities:
Proceeds from the sale of fixed assets	154	282
Acquisition of CVS assets	—	(1,585)
Purchase of property and equipment	(669)	(446)

Net cash used for investing activities	(515)	(1,749)

Cash flows from financing activities:
Borrowing on revolving term credit facilities	6,447	5,817
Working capital borrowing	3,692	1,111
Shares repurchased for income tax withholdings on stock based deferred compensation	—	(12)
Proceeds of stock offering	3,780	—
New borrowings	763	2,458
Note payments	(7,718)	(2,399)
Proceeds from capital leases	1,166	—
Payments on capital lease obligations	(502)	(429)

Net cash provided by financing activities	7,628	6,546

Net increase in cash and cash equivalents	3,098	323
Effect of exchange rate change on cash	136	(212)
Cash and cash equivalents at the beginning of the year	71	662

Cash and cash equivalents at end of period	$3,305	$773

Supplemental Information

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses these non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of or for the period ended September 30, 2012, unless otherwise indicated.

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three and nine month periods ended September 30, 2012 and 2011 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
Net income	2,504	1,020	6,063	2,491
Income tax	1,313	546	3,188	1,362
Interest expense	578	653	1,845	1,924
Foreign currency transaction losses (gain)	(5)	15	89	(33)
Other (income) expense	77	(1)	(2)	(18)
Depreciation & Amortization	882	914	2,672	2,518
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$5,349	$3,147	$13,855	$8,244
EBITDA % to sales	10.0%	8.5%	9.3%	7.8%

Backlog

Backlog is defined as purchase orders that have been received by the Company. The disclosure of backlog aids in the analysis the Company’s customers’ demand for product, as well as the ability of the Company to meet that demand. Backlog is not necessarily indicative of sales to be recognized in a specified future period.

	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Backlog	$125,785	$149,564	$133,322	$83,700	$63,105
09/30/2012 increase (decrease) v prior period	—	(15.9%)	(5.7%)	50.3%	99.3%

Current Ratio is calculated by dividing current assets by current liabilities.

	September 30, 2012	December 31, 2011
Current Assets	$103,450	$71,209
Current Liabilities	44,655	30,177
Current Ratio	2.3	2.4

Days Sales Outstanding, (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding, (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit.

	September 30 , 2012	December 31, 2011
Current portion of long term debt	$5,747	$5,349
Current portion of capital lease obligations	1,051	634
Revolving term credit facilities	32,549	25,874
Notes payable – long term	2,675	6,335
Capital lease obligations	4,282	4,035
Debt	$46,304	$42,227

Interest Cover is calculated by dividing EBITDA (Earnings before interest, tax, depreciation and amortization) for the trailing twelve month period (October 1, 2011 to September 30, 2012) by interest expense as reported in the Consolidated Statement of Income for the same period.

12 Month Period October 1, 2011 to September 30, 2012
EBITDA	$16,731
Interest Expense	$2,461
Interest Cover Ratio	6.8

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Manufacturing Expenses include manufacturing wages, salaries, fixed and variable overhead costs.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus other receivables, plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	September 30, 2012	December 31, 2011
Trade receivables (net)	$33,087	$23,913
Other receivables	2,808	2,284
Inventory (net)	60,506	42,307
Less: Accounts payable	30,150	18,891
Total Operating Working Capital	$66,556	$49,613
% of Trailing Three Month Annualized Net Sales	31.2%	33.6%

Trailing Twelve Months EBITDA is calculated by adding the reported EBITDA for the past 4 quarters.

Three Months Ended:	EBITDA
December 31, 2011	2,876
March 31, 2012	3,390
June 30, 2012	5,116
September 30, 2012	5,349
Trailing Twelve Months EBITDA	$16,731

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended
	September 30, 2012	September 30, 2011
Net sales	$53,380	$36,942
Multiplied by 4	4	4
Trailing Three Month Annualized Net Sales	$213,520	$147,768

Working capital is calculated as total current assets less total current liabilities

	September 30, 2012	December 31, 2011
Total Current Assets	$103,450	$71,209
Less: Total Current Liabilities	44,655	30,177
Working Capital	$58,795	$41,032